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EXHIBIT 10.41

CONFIDENTIAL


To:      Bernard Gilbert, CEO, Zaiq Technologies, Inc.

From:    Brad Ketch, CEO, Rim Semiconductor Company

Re:      Purchase and Sale of Certain Zaiq Assets

As we discussed today, Rim Semiconductor Company ("us", "we", "our", "Rim Semi") agrees to purchase certain assets of Zaiq Technologies, Inc. ("you", "Zaiq"), as described below, on the terms described in this letter agreement.

You represent and warrant that you own the following shares of our common stock (the "Shares"), and are free to transfer ownership of the Shares to us without encumbrance (other than applicable securities laws and certain agreements between you and us with respect to such Shares and as otherwise set forth on the Share certificates):

                Date of Issue               Cert            Number of Shares
                4/6/05                      4093                  4,651,163
                6/19/05                     4362                     29,547
                11/1/05                     1114                    499,854
                                                                  5,180,654

You agree to sell all of the Shares to us or our assigns for $0.015 per share, which is consideration of $77,708.46. We agree that we or our assigns will purchase all of the Shares from you no later than December 31, 2005.

This will confirm that we have agreed to waive the restrictions in section 7 of the Exchange Agreement, dated April 6, 2005, between Rim Semi and Zaiq to permit you to transfer all of your remaining shares of Rim Semi.

You also represent and warrant that you continue to hold that certain promissory note (the "Note") that we issued to you in April 2005 in the original principal amount of $2,392,000, and are free to transfer ownership of the Note to us without encumbrance. We paid $392,780 of the Note amount in June, and an additional $797,333 of the Note amount was retired in October 2005 in accordance with the terms of the Note, leaving a current principal balance of $1,201,887.

You have agreed to return the original Note to us, marked "paid in full," subject to and upon our payment of an aggregate $122,291.54 in respect of such Note. We or our assigns agree to wire $129,789.35 to you before December 31, 2005. You agree that, upon receipt of such funds by wire transfer, the Note will be paid in full and no additional amounts will be due to you thereunder.

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Total consideration for the common stock and the note is $200,000.00.

You acknowledge that you have had the opportunity to ask questions and receive answers from us concerning us and your sale of the Shares to us and your agreement to retire the Note and, in connection therewith, we have discussed with you certain matters relating to us, including recent developments regarding us and our products. Each of us represents and warrants to the other party that it has the authority to enter into this agreement, that this agreement has been duly and validly authorized by each party and represents a valid and binding obligation of such party, enforceable against each such party in accordance with its terms. Each of us further represents and warrants to the other party that neither the execution and delivery of this agreement or the performance hereof conflicts with such party's organization documents, applicable law or any material agreement, loan or indenture of such party, and all consents and approvals required to be obtained in connection herewith have been obtained.

This agreement (i) may be executed in counterparts, each of which shall be deemed an original and one and the same document, (ii) shall be governed by the laws of the state of Oregon, and (iii) shall be binding on the successors and assigns of each party; provided, however, that neither party may assign this agreement (or its rights and/or obligations hereunder) without the prior written consent of the other party.


Accepted and Agreed:

Rim Semiconductor Company                            Zaiq Technologies, Inc.


         By:  /s/ Brad Ketch                          By: /s/ Bernard Gilbert
         -----------------------                      --------------------------
         Brad Ketch, CEO                              Bernard Gilbert, CEO